Exhibit 99.2
This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

DOBSON COMMUNICATION
Moderator: Warren Henry
February 23, 2006
9:00 a.m. CT
Operator: Good day everyone, and welcome to the Dobson Communications Fourth Quarter 2005 Earnings Results Conference Call. Today’s call is being recorded. For opening remarks and introductions, I would like to turn the conference over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead.
Warren Henry: Good morning, and welcome to our fourth quarter conference call. Today’s call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans and expectations. Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission, including our 2005 10-K, which we plan to file on or before March 16th. Given these concerns, investors should not place undue reliance on forward-looking statements.
With that, I will turn the call over to Steve Dussek, CEO and President of Dobson Communications.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Steve Dussek: Thank you, Warren. We appreciate all of you joining us on the call today. Joining me on the call are our Chairman, Everett Dobson, and our CFO, Bruce Knooihuizen, who will be available for Q&A after our prepared comments. After reviewing the company’s fourth quarter achievements, we will expand on our outlook for 2006 that was previewed in yesterday’s press release.
In the fourth quarter of 2005, we continued to make progress in a number of areas that will contribute to our growth strategy and long-term success. We continued to transition our customer base to GSM calling plans, ending the year with 67 percent of our customers on GSM. As we have stated on prior calls, we expect to be approximately 85 percent GSM by mid-year 2006, with the bulk of the remaining base transitioning to GSM by year-end.
In the fourth quarter, we were pleased to see our company-wide efforts to improve customer satisfaction contribute to improved levels of post-paid and total churn. Gross adds in the fourth quarter were 122,600, which was a nine percent improvement from the fourth quarter of 2004. Our holiday promotions proved to be very effective. Our December results were very strong. October and November results were not as strong as we had anticipated, which appears to be consistent with reports from other providers in the industry. We had an overall net reduction in subscribers for the fourth quarter of 22,500. To be perfectly clear with everyone, our number one focus in 2006 is to begin growing our subscriber base again as we complete the GSM transition and improve our overall service to our customers.
RPU came in at $46.10 for the fourth quarter of 2005, almost $4.00 higher than the fourth quarter of 2004, and down slightly from the seasonally high third quarter of 2005. Consistent with comments on our quarterly conference call in early November, we were not surprised to see where RPU came in for the fourth quarter, given the seasonally lower trends in usage and the loss of post-paid customers. Data RPU rose to $2.89 for the fourth quarter compared with $2.56 in data RPU for the (third) quarter of 2005. ETC funding for the quarter was $6.4 million.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Additionally, we received official notification on Alaska in late January and for Minnesota on February 6, so we expect to book about (11) months, or approximately $27 million, of new ETC funding from these two states this year. This funding will facilitate additional network improvements and service to less populated areas.
Roaming traffic was again strong for us in the fourth quarter, with our roaming partners accounting for 584 million minutes on our network, representing a 46 percent increase over last year’s fourth quarter on a same-store basis. As we have already announced, average roaming yield of 10.8 cents was in line with our November guidance. Bruce will provide additional detail on our fourth quarter operating expense. I would only like ...
Operator: Thank you for holding. May I have the name of the call you’re dialing for?
Steve Dussek: ... Seven million, resulting in a total of 414.6 million in EBITDA for the year as a whole, at the top end of our guidance range.
As I mentioned earlier, 2005 was marked by a number of achievements that should contribute to our long-term growth and success. We significantly improved the performance of our GSM network at a time when roaming traffic was accelerating faster than anticipated, and at a time when our customer base was rapidly transitioning to GSM. We built 202 new cell sites, and invested aggressively in new technologies to improve the customer experience on our network, as well as its operating efficiency. The customer response has been very gratifying and we are pleased with our progress, but we will continue to take steps to further improve our network in 2006.
We also aligned our call centers to better respond to customer needs at the initial point of contact, and we accomplished this while reducing our total number of call centers from five to three. Our new structure provides more focused and more efficient handling of customers. In

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

2006, we will focus on our company-wide service strategy that we call “Do The Right Thing” for our customers. We will differentiate ourselves by providing unparalleled service to our customers.
In the past year, we strengthened our leadership team, particularly in marketing and sales, and we are now implementing new strategies to address key market segments and to increase the productivity of our distribution channels. We also capitalized on our increased cash flow from operations, and used the proceeds from the sale of 564 cell towers to reduce the amount of debt and preferreds on our balance sheet and our financing costs. In January 2006, we took the additional step of calling the remaining 12.25 and 13 percent preferred, which will further reduce our fixed payments in 2006.
We solidified our — what were already strong relationships with Cingular and T-Mobile, negotiating new multi-year roaming contracts with these two key roaming partners, who currently represent approximately 97 percent of our roaming traffic. In exchange for lower out-collect roaming rates, we have secured much lower in-collect roaming rates, which is an essential element in our GSM value equation. Our in-collect roaming cost per minute of use, the rate that we pay when our customers roam off-network, was cut in half in the fourth quarter of 2005 compared with the previous year’s fourth quarter. This is essential to our ability to offer nationwide GSM calling plans and unlimited statewide plans that are very attractive to our customers and profitable for us.
Dobson’s achievements in 2005 reflect exceptionally hard work and commitment on the part of the entire team of Dobson employees. Throughout this company, employees stepped up to new challenges and accepted changes in structure and responsibilities. In doing so, they set the stage for Dobson to achieve even stronger results in 2006 and beyond.
I’ve just reviewed a number of our most important achievements last year, but I think it’s fair to ask how we did in terms of our 2005 guidance. We focused our guidance on ending the year with

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

two-thirds of our customers transitioned to GSM and on increasing RPU. We achieved both of those. We increased RPU by more than $4.50 year-over-year, and we ended 2005 with 67 percent of our subscriber base on GSM calling plans. Last February, we projected that roaming minutes in 2005 would increase eight percent to 10 percent. The strong growth of our roaming partner subscribers and their increased usage, combined with our improved network, led to roaming growth — roaming minute growth of 38 percent from 2004 to 2005 on a same-store basis. We said we expect that roaming yield for 2005 of approximately 13 cents but, of course, this was impacted by our new Cingular and T-roaming — T-Mobile roaming agreements, which combined with the reduced in-collect rates, resulted in a net positive.
In our original capex guidance in February of last year, we indicated a capex budget of up to $140 million, which we later increased to 150 million to support a more aggressive cell site build and other network quality and capacity investments. As noted, the final capex tally on the year was just under $146 million. We said that we expected our total subscriber base to remain stable or to decline slightly during 2005. The decline, about 66,000 subscribers overall, was more than we expected. And finally, our original 2005 guidance on EBITDA was a range of 345 million to 365 million, which we increased in August to a range of 400 to 415 million. We came in at the upper end of that range, with 414.6 million in EBITDA.
So, how would we grade our performance? We would give ourselves good grades on RPU, transitioning the base to GSM, roaming minutes, the new roaming agreements, and a very good grade on EBITDA. Without question, our 2005 grades on churn and subscriber growth were unacceptable, and that provides a very clear context for our strategic focus going forward. As a team, we look forward to even more value-creating achievements this year, again increasing EBITDA, but our top priority in 2006 is to begin again to profitably grow our subscriber base. We also expect to substantially complete the transition of our base to GSM calling plans. As a result of the work to solidify our roaming agreements in 2005, we anticipate a shift from roaming

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

EBITDA to local EBITDA. Our improved in-collect rates provide us the opportunity to improve local EBITDA as we grow our local business in 2006 and beyond.
Now, I’d like to spend a few minutes talking about our plans and initiatives for 2006. We expect to improve our gross additions by 10 to 12 percent in 2006, an increase of approximately 60,000 gross adds. Accomplishing this will require solid teaming of marketing strategy and sales execution. In the marketing area, we are focused on actions that will differentiate (cellular) in our markets, increase traffic through our stores, and drive profitability. In late January, we launched our statewide unlimited plans that allow customers to have unlimited usage within their home state. The monthly recurring revenue on these plans is $50, and customers may add adjoining bordering states for $5 per month per state. Although these new statewide unlimited plans have been in place for only about a month, they have been very well received.
Also, we launched new nationwide unlimited plans just last week. These plans are offered in the continental United States up to $100 per month. We believe that these new plans differentiate us in our markets, and also provide a simplified product to our customers.
Beyond this, we are launching other marketing initiatives to increase our sales to key customer segments. We have increased our direct mail efforts, and have moved to a more consistent ongoing direct mail campaign. In addition, we have also put in place resources to focus on the youth and Hispanic segments. We’ve also added resources to focus on specific channel marketing that aligns with our new sales organization. Finally, we continue to expand the variety and attractiveness of our data packages. As an example, later this quarter, we will launch AOL Instant Messaging, and you should expect to hear additional announcements on data products through the year.
These are some of the key initiatives that we have implemented, or plan to implement, in the very near future. We have improved our overall marketing approach under the leadership of our new

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Chief Marketing Officer, Tom Roberts, and we are excited to move into 2006 with this new and improved marketing leadership team.
Now, let’s spend a few minutes in the sales area. As I said earlier, marketing creates the strategy, but sales must execute on that strategy. In 2006, our sales team will be focused on these key objectives. First, our sales team is focused on improving the productivity of all of our existing channels. We have increased our training programs, and we have instilled more accountability into our organization. We have put marketing plans in place to drive increased traffic into our locations, and have put in place the necessary leadership resources, focused on channel-specific programs, to drive more productivity from our existing agents, resellers, retail and direct sales teams.
Second, we will implement a number of relocations, renovations and improvements to existing stores, resulting in a net addition of eight to 10 locations in 2005. These efforts are designed to improve our look and feel, and to place us in better, more visible, high-traffic locations, which should ultimately provide incremental gross adds.
Third, we expect to further expand the number of local and national indirect agents from 2006. You have already seen the announcement of our RadioShack agreements, which gives us 54 new locations to distribute our products.
Fourth, we plan to improve the productivity of our key reseller partners by implementing new programs that will move most of our reseller growth onto the GSM network. This should also increase the number of markets where our key resellers sell our services.
And finally, we plan to drive more traffic into our locations with stronger, more frequent advertising and promotions designed to eliminate the dark periods that we experienced in 2005. At the same time, we plan to improve churn levels through the year, achieving a more historically normal level

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

of churn by the fourth quarter. In order to lower churn, we will continue investing in network improvement with a strong build plan and other technology improvements. We also expect to benefit from a more stable customer call center environment in 2006. The reorganization is well behind us, and we have implemented technology enhancements, such as the IBR, into our care centers. Our team is keenly focused on providing the highest level of service to each customer.
We have also introduced new rate plans that provide simplicity to our customers, and thus should help our call centers become more efficient over time in serving our customers. Most importantly, we have launched an over-arching service strategy throughout the company. Our “Do The Right Thing” mission is designed to ensure that each and every employee is focused on improving our daily interactions, or moments of truth, with the customers. We are excited about the enthusiasm and passion that our team has shown with the new approach. We believe this will be the cornerstone for us in 2006 and beyond as we improve customer satisfaction levels and, ultimately, our churn performance.
In terms of our 3G strategy, we will be conducting trials on a limited basis using UMTS, HSDPA sometime in mid-year. Our plans are being driven by overall demand for these services, our relationships with our roaming partners, and the applications and content available to us and our customers.
Finally, throughout 2005, we worked diligently to improve our spectrum positions throughout our markets, and we will continue to work on this in 2006. Consequently, we may participate in the AWS auction, looking for compelling value opportunities. Our goal is to continue improving our spectrum positions, but to do so prudently.
Now, I’d like to spend a few minutes on our 2006 guidance. As noted in our press release yesterday, in terms of our subscriber base, we expect to be slightly negative in the first half of 2006, positive in the second half, and a net positive of 10 to 20,000 subscribers for the year as a

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

whole. Again, this assumes 10 to 12 percent higher gross subscriber additions for the year and lower churn.
We expect total revenue to grow this year in the three — range of three to four percent, and this anticipates RPU growth of three to $4.00, of which $1.75 is ETC and the balance from data and voice growth. We expect minimal growth in roaming revenue, based on an average yield of approximately 9.3 cents for the year and 25 to 30 percent growth in roaming minutes, although the year-over-year rate of the minute growth is likely to be higher in the first half of 2006. The last significant step-down in roaming rates in the Cingular agreement was implemented January 1st of this year.
Finally, our revenue guidance anticipates a reduction in other revenue relating to the AT&T Wireless settlement’s effect on 2005. Settlement payments were part of the Cingular roaming agreement that we announced in August of last year. We expect to see EBITDA for 2006 in a range of 435 to 445 million. In his comments, Bruce will note some of the larger factors in our EBITDA outlook. We expect capex will be approximately 155 million, and we expect to generate free cash flow in a range of 40 to $50 million.
As you can see, we are very focused on delivering stronger results in 2006, which should position us well as we move into our future. As we look at 2007 and beyond, we believe that we should see a continuation of our EBITDA, free cash flow and subscriber growth improvements. We feel strongly that the wireless industry will continue to experience strong demand and growth, and we are well positioned to capitalize on that. Several trends work in our favor. The momentum from our efforts in 2006 to grow our subscriber base, the TDMA transition to GSM should be near completion, the largest step-down in our roaming out-collect rate with Cingular will be behind us, and our data products and services should provide additional RPU opportunities. We look forward to executing on our plan and reporting our progress to investors throughout 2006.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

     That concludes my comments and, with that, I’ll turn it over to Bruce.
Bruce Knooihuizen: Thank you, Steve.
You just heard in detail our fourth quarter achievements and our successes throughout 2005. My comments will provide additional color on 2005 and our 2006 expectations. Fourth quarter EBITDA was 95.7 million, bringing the full year EBITDA to 414.6 million on revenue of 294 million for the quarter and 1,179,000,000 for the year. EBITDA margins were 32.5 percent for the fourth quarter, and 35.2 percent for the year. For the year, we increased EBITDA margins by 90 basis points over 2004’s levels. Since we already spoke about the components of revenue, let me focus briefly on the expense items.
In the fourth quarter, total expenses were relatively flat at 198.5 million in total, with the levels we saw in the third quarter. While expenses in total were flat, there were some variations among the cost categories. Cost of service was down slightly in the fourth quarter from the third, declining from 78 million to 77.4 million. As expected, because of seasonality, we saw a reduction in in-collect costs from the third quarter to the fourth. In-collect costs, of course, are the costs that we incur when our customers roam on other networks. These lower costs, however, were mostly offset by increased expenditures associated with additional cell sites, as well as increased third-party costs for data features we provide to our customers.
PPGA for the quarter was $396 versus $377 in the third quarter. This increase was due to slight increases in phone subsidies, which rose from $92 in the third quarter to $95 in the fourth, slightly higher advertising costs and reduced productivity from fewer gross adds. Migration units were down sequentially in the fourth quarter, but were partially offset by increased GSM to GSM retention units. Consequently, total retention units expensed in the fourth quarter were down only slightly compared to the third quarter.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Finally, general and administrative costs increased by approximately 1.3 million in the fourth quarter compared with the third. The majority of this increase is related to increased bad debt accrual rate that reflected the past few quarters of higher churn. Bad debt tends to be a lagging indicator, and we have seen it start declining as we continue to improve churn. After peaking in November, bad debt declined on a month-over-month basis in both December and January.
Capital expenditures for the fourth quarter were 32.6 million, bringing our total for the year to 145.9 million. For the year, at DCS we spent 98.3 million and, at ACC, we spent 47.6 million. We ended the year with 201 million of cash and investments. We also made significant progress in strengthening our balance sheet, opportunistically refinancing some of our highest cost securities and lowering our interest and dividend obligations by $43 million on an annual basis. In 2005, we reduced the balances of our 12.25 and 13 preferred securities from 236 million down to 33 million. We have called the balance of those securities, and the reduction date is scheduled for March 1st of this year.
Dobson delivered close to $25 million of free cash flow for the year. This is cash flow after capital expenditures, working capital and interest and dividends. Producing free cash flow is important, but we also significantly reduced our consolidated leverage ratio in 2005. Based on net debt and preferred stock, we began 2005 with a leverage ratio of 3.55 times, and completed the year with the ratio down to 5.92 times — 7.55 times down to 5.92 times.
At this point, I would like to provide some additional color regarding our 2006 operating outlook especially as it relates to margins and operating costs. As Steve noted, our mission in 2006 is to complete the transition of our subscribers to GSM and to again begin growing our customer base. We expect the end result to be increased EBITDA and cash flow in 2006. 2006 results will also reflect the strategic shift from roaming EBITDA to high — higher valued local EBITDA. The midpoint of our 2006 guidance range, 440 million, represents a six percent increase over 2005 EBITDA as reported. However, the 2005 report included a prior period effect of the AT&T

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Wireless cell booked in the second quarter of 2005, and did not include the expensing of options that are included in our 2006 guidance. Together, these items represent approximately $12 million. It is important to note that virtually all of the expected growth in 2006 EBITDA is being generated through improvement in the more valuable local business cash flow. These improvements include, but are not limited to, increased RPU, ETC funding, and more efficient operations.
Due primarily to the Cingular roaming agreement, we are expecting this year an 18 percent decline in roaming yields from the average that we saw over the last three quarters of 2005. Obviously, such drop in yield will result in reduced margins from roaming. Despite the drop in yield, we expect MLU’s to growth at a rate such that roaming revenue will be flat to minimally improved in 2006. There will be additional rate step-downs in 2007 and 2008, but those step-downs are in the low to mid mid-single digits.
We gave up higher rates on out-collect minutes and the potential for higher roaming profits in order to gain more operational flexibility in developing strategies and plans for the local business. This is the essence of our strategy, negotiating lower out-collect rates in exchange for lower in-collect rates, effectively trading lower valued roaming EBITDA for the more valuable local business EBITDA.
Now, I would like to review several expense trends that contribute to our outlook. Cost of service in 2006 is expected to increase slightly, reflecting the full year impact of the higher tower lease costs that you saw in late 2005, and other operating costs related to increased network quality, network traffic and data product. In-collect expense, which is a component of cost of service, is expected to remain relatively flat year-over-year despite the introduction of high-end unlimited state and nationwide plans. Again, our strategy behind the design of our roaming agreement allows us to manage these costs and provide these types of products profitably. Marketing and

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

selling costs are expected to increase in 2006 related to the expected increase of 10 to 12 percent new gross adds.
Despite higher gross adds, we expect equipment costs to decline slightly in 2006 over 2005 primarily through lower TDMA to GSM migrations. Through 2006, we do expect to see GSM to GSM retention units to reach more normalized levels. Finally, general and administrative expense is expected to be flat from 2005 to 2006 despite additional costs related to the expensing of stock options in 2006.
These changes in operating expenses provide the context for our EBITDA outlook. Our capital expenditure guidance for 2006 is 155 million. This will enable us to build 236 new cell sites, invest in technological improvements, such as power amplifiers, cell site (sectorizations), and other network performance and customer satisfaction enhancements. We anticipate that, by the end of 2006, we have — we will have completed substantially all of our required investment in e-911 compliance. We plan selected trialing of 3G technologies this year, but plan to defer any associated capital outlays until such time as we see increased roaming or customer demand.
Finally, our outlook for the year results in projected free cash flow in a range of 40 to 50 million. We will continue to be alert for opportunities to reduce our leverage ratios, and to reduce our fixed charged obligations to the extent that we can create shareholder value in the process.
With that, I’ll turn the call over to the operator for questions. Thank you.
Operator: Thank you very much. The question and answer session will be conducted electronically. If you would like to ask a question today, you can do so by pressing star, one on your telephone keypad. Once again, that is star, one to ask a question. As a reminder, if you are using a speakerphone, please ensure that your mute function is off so we can receive your signal. We’ll pause for one moment as we assemble our roster.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Our first question today will come from Rick Prentiss with Raymond James.
Rick Prentiss: Yes, good morning, guys.
Steve Dussek: Good morning, Rick.
Rick Prentiss: Couple questions for you. First, on the RPU side, I think I made a miscalculation last night when I was looking at some of the local and data RPU. But, we heard one of the other operators — rural operators, rural cellular, talking about seeing $5 higher RPU on their new technology customers versus their legacy customers. Can you update us a little bit about what you’re seeing when people are signing on for GSM plans? I assume they’re taking either larger bucket of minutes, or maybe those unlimited plans you talked about having good success within the last month. So, just kind of what you’re seeing as far as the new technology customers, what kind of the RPU lift as been and might be. And then, on the churn side, another interesting comment rural cellular made was that they’re seeing churn of less than two percent on their new technology customers. I wanted to know, while still early for you, you’re two-thirds through moving your base over. What kind of contracts are you putting in place for those GSM migrations and new sales? And you mentioned that you hoped to be back to historical levels by the fourth quarter. Is there any possibility that it could actually be sooner?
Steve Dussek: OK, Rick, this is Steve.
In terms of the RPU lift, we’ve — you know, we have, since probably the last two or three calls, we’ve talked about the R delta being in the $5 range as well, the — between technologies, and we’ve continued to see that. And I’d just say, as we go forward and we get to a higher number of — or a higher percentage of our TDMA base moving over, and some of the last bastion and hold-outs, that that delta may decline slightly as we do some — we look at other strategies to move

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

those folks over. But, we have typically seen in that same, you know, $5 range on the delta to date.
In terms of the churn on GSM, that less than two percent is consistent with what we see. We typically sign our folks to two-year contracts. As we move them over with the handset subsidy or the promotions, we seek the two-year contractual arrangement.
And in terms of where — you know, getting to more traditional levels by the fourth quarter, obviously we were encouraged by our movement from Q3 of ‘05 from 2.8 percent post-paid down to 2.6 percent in the fourth quarter, and I will tell you that the early look in January and February, we are encouraged by the trends continuing. So, we believe that we are — you know, the actions that we’ve taken and are taking are getting traction, and that we are providing a better level of service, and we look for that, continued improvements throughout the year. so, could it happen sooner? Yes, it’s possible, but I think that’s our best estimate of when it will happen. And so, that’s where we are on that.
Rick Prentiss: OK, yes. I mean, February’s awful early. You’ve got a lot of the year to go and a lot of quarters to report, so, obviously you want to start at a base that you feel comfortable with.
On the cash side, on the balance sheet, Bruce, you talked about how you brought the leverage down. Can you talk about what your plans are over the next six, 12, 18, 24 months about continuing to look at the leverage amount, and what you would be looking at with the kind of cash balances you have on the balance sheet?
Bruce Knooihuizen: Sure, I’d be glad to, Rick. In terms of our securities, obviously our focus is to grow cash flow through the operations, which by itself will bring our leverage down. But, as we’ve mentioned before, we do still have some securities out there that are relatively expensive, and those are the items we look at. Now, for us, we’d love to take those — some of those higher cost

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

securities out and refinance them with lower costing debt, but for us it becomes a trade-off when it makes sense economically to do that, between the premiums that some of those securities have right now versus the — you know, the time to the first call date. So, that’s an area that we’ll look at closely throughout this year, and again, when the opportunity is right, we’ll do something if the opportunity does present itself.
Rick Prentiss: Great. OK, good luck, guys.
Steve Dussek: Thanks, Rick.
Operator: Our next question will come from David Sharret with Lehman Brothers.
David Sharret: Good morning, guys.
Steve Dussek: Morning, Dave.
David Sharret: Just a — you know, maybe ((inaudible)) just a question on your guidance — hi, just the question about guidance for ‘06. It’s just — I mean, initially on paper looks like it’s on the conservative side, particularly the revenue side. I mean, we’re looking at some of the numbers. Hello? Sorry, three to four percent growth in revenues that imply about $48 million improvement in revenues year-over-year. It seems like, on the RPU side alone, they hit the midpoint of your guidance, and that includes some of the ETC revenues, you’d be at maybe 69, $70 million of revenue growth there alone. Roaming is flat to up. Equipment revenues are probably up a bit given the higher gross adds. You know, even with the four million decline, I mean, it just seems like it’s slightly conservative. Is that — am I looking at it wrong? Is there something else I should be taking out of the ‘06 expectations?

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Steve Dussek: Well, when you’re looking at the growth rates, I mean, I think we try to walk through some of our assumptions in terms of where we think RPU is going, what we think is happening on the roaming side in terms of minute of use growth. Not knowing what your calculations are, keep in mind that, from a subscriber standpoint, for the first couple of quarters we’re still expecting to see a little higher level churn rates than later in the year when we actually add in net subscribers. And so, I’m not sure how you’re looking at it from a quarterly standpoint, your subscriber balances. But, we feel that the core assumptions behind our revenue growth are sound.
David Sharret: OK. Well, maybe I’ll just — I’ll go through the quarterly estimates and we can talk offline on that. Just two other questions. First, on the RPU side, can you talk about opportunities you have to continue to bridge the RPU gap between your Amcell subsidiary and your DCS subsidiary as you roll out uniform GSM plans? There still seems like there’s a difference there. Is that something you think you can bridge, and over what time frame? And then, just another question on the roaming side. I think you’d said, in the third quarter, T-Mobile was about six to seven percent of your roaming minutes. Where was that in the fourth quarter, and then your estimates for ‘06? What are you expecting there?
Steve Dussek: Sure. In terms of the RPU, the kinds of plans that we’re selling in the Amcell subsidiary are the same kinds of plans we’re selling on DCS, so, as the bases continue to migrate to GSM, I’d expect that gap to shrink. Now, there is one exception on the DCS side. In Alaska, some of our rates are a little bit higher because of cost to provide service up there is a little bit more expensive and, obviously, those fall all on the DCS side. On the roaming minutes for T-Mobile, Cingular still is the — by far the largest portion of our roaming MOU’s, but — excuse me — T-Mobile grew to about eight percent of our total MOU’s in Q4, and we expect that to grow slightly as a percent of total in ‘05 based on opening up some of the networks to their subscribers that weren’t previously open.
David Sharret: OK, great. Thank you.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Steve Dussek: Thank you.
Operator: Pat Dyson with Credit Suisse has our next question.
Pat Dyson: Thanks. Good morning. Just firstly, Steve, to make sure I was clear, what was your comment about the — your expectation on roaming MOU growth in ‘06 relative to ‘05?
Steve Dussek: I said that ‘06 is in the 25 to 30 percent range, and ‘05 grew year-over-year from ‘04 at 38 percent.
Pat Dyson: OK. Just a quick follow-up on that. what’s your — what gives you the confidence to — in that number, given that, over the last couple years, it was down obviously significantly, and in ‘04 relative to guidance, and better than expectations in ‘05? What’s your — what gives you the confidence that it should continue to see the strength in ‘06?
Bruce Knooihuizen: Well, a couple things. Number one, you look at the subscriber — the strong subscriber growth and the usage increases on our — from our roaming partners. You know, certainly an encouraging sign. And our network has improved dramatically over that time, and in a position to accept more minutes and capture more of those minutes. So, again, we look at that based on — certainly, last year we were sitting, you know, saying eight to 10 percent, and we saw the 38 percent. And we — the trends that we’ve seen and a little more consistency, we had far more stability and predictability in our — you know, with our agreements and our relationships, and so I feel that those are certainly the things that make me encouraged. And while there are those signs, this again remains the area that may be most out of our direct control, and this guidance represents our best estimate, based on all those factors, as we move forward.

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Bruce Knooihuizen: A couple of other things on that is the fact that, as Steve mentioned, we expect the growth in the beginning of the year to be stronger than later in the year, and keep in mind, in the fourth quarter, we grew over 40 percent in the minutes. And so, we’ve got some of that momentum going into next year. And additionally, as we talked about, we expect some growth from the T-Mobile side to help us reach those kinds of targets.
Pat Dyson: Right. OK, good. Then, just three other quick ones. Bruce, what’s the — to follow up on the prior question, where do you stand at Amcell versus DCS on the GSM transition on a percentage of subscribers basis? And then, on the guidance on subscriber growth, talking about, what, 10 to 12 percent increase in gross add, how is that spread among post-paid, prepaid and reseller? And then, finally, what is the outlook for CPGA for ‘06?
Bruce Knooihuizen: Sure. In terms of the GSM migration, Amcell is right in line with DCS. They’re both moving at about the same rate, so we’re basically through the same percent on the base. In terms of the kinds of units that we expect to sell in 2006 versus 2005, in 2005 over 60 percent of our gross adds were coming through GSM postpaid, and we expect that to increase a little bit. And then, prepaid represented around 15 to 16 percent. We expect similar types of percentages in ‘06 on that, and likewise on the reseller, which is the balance. So, the mix should be relatively similar in ‘06 as it was in ‘05, just a little bit bigger numbers across the board.
Pat Dyson: And a little bit better on postpaid, or consistent with where you were in ‘05?
Bruce Knooihuizen: Yes, a little bit better on GSM postpaid basically because we’re not selling TDMA, for the most part, as we go forward. So, it’ll pick up any TDMA lines.
Steve Dussek: We also, Pat, can see a little bit of increase on the reseller side as we look at — as I mentioned getting some of our — today our key resellers that are selling on the TDMA, and getting that program in place to get them to now sell on the GSM side. So, there could be a slight up tick

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in terms of the percentage on the reseller but, in terms of the overall mix, it doesn’t change appreciably from 2005 other than the — you know, the movement on the GSM postpaid, as Bruce noted.
Bruce Knooihuizen: Your last question had to do with CPGA.
Pat Dyson: Yes.
Bruce Knooihuizen: And our CPGA was about 300 — excuse me — 285, $286 in ‘05, and all in will probably be right in that same range in ‘06, and that’s what we call our internal CPGA. We back out all retention costs associated with retention.
Pat Dyson: Right, and you said 385, Bruce?
Bruce Knooihuizen: Yes.
Pat Dyson: OK. All right, great. Thank you.
Operator: Phil Cusick with Bear Stearns is next.
Phil Cusick: Hey, guys, good morning.
Steve Dussek: Morning, Phil.
Phil Cusick: Like to talk about a couple of things. As we think about the GSM network being out there for almost two years now, is there anything you’re doing to start to address customers who are coming off contracts? I remember there were people who came on originally, and wasn’t much of a network then. Obviously, it’s better now, but you’re going to start to see those GSM churn.

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Anything we should be watching for as — from upgrades as we go into the first half from the fourth quarter? And then, if you could talk about bad debt a little bit, you mentioned that it was down month to month. Where was it in the fourth quarter, and how low could it go?
Steve Dussek: Phil, this is Steve. On the GSM folks coming out of contract, we’re coming up on that around the mid-second quarter to third quarter time frame, where the two-year contracts are coming for — you know, up for renewal. We get ahead of that, and we began, you know, in the four to six month range of contacting those folks and looking for resign opportunities. So, we are well aware of the number of folks that are coming out of contract, when they come out, and we have very proactive efforts, very focused on getting those folks resigned.
Phil Cusick: OK, so you’re already doing that?
Steve Dussek: Yes, that’s underway as we speak. So — and then, in terms of the bad debt, I’ll let Bruce address that.
Bruce Knooihuizen: Yes. Bad debt, as I mentioned, peaked in the fourth quarter, and it was over four percent of service revenue in the fourth quarter. Now, if you go back five years when there was no prepaid and some of those other instruments, bad debt was a little under two percent in those days. Now, I don’t expect to get down to those levels because of a lot of the new products. But, likewise, we’re not incurring quite the same cost to bring those customers online. Certainly, the goal and whether it’s achieved this year, over the next couple of years, our goal would be to get it under three percent.
Phil Cusick: OK. Maybe one other quick one for Steve. You know, we talked back in October, and you made it pretty clear that the network is a big focus for you. Capex being up year-to-year, I’ve got to assume there’s some USF spending in there, as well. Can you help us think about how much of that incremental capex is coming in USF territories for building out the network?

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Steve Dussek: Yes. Well, you’re right, that is a very strong focus for us, and has been over time for Dobson, and continues to be. So, you’ll see that, of our 155, the bulk of that is directed at the network. We do have ETC or USF funding in there, and I don’t know, do we have that?
Bruce Knooihuizen: Yes, I don’t have that specific item broken out. But, of the 236 sites that we — we’re planning on putting in, the vast majority of those are not ETC sites. We have, for instance, currently I think 20 planned in Alaska of ETC kind of sites for this year. But, most of the money is non-ETC. That money does go to help us on our capex. It also is there to support operating costs associated with these areas, as well.
Phil Cusick: OK.
Bruce Knooihuizen: You know, the estimation is that we’re getting $53 million of ETC in ‘06, and I would expect that, if we don’t spend all 53 on capex, certainly between capex and operating costs over the next few years, those things will balance out in the ETC areas.
Phil Cusick: Great. Thanks, guys.
Steve Dussek: Thank you.
Operator: And next we’ll hear from Todd Rethemeier with Sur Terre Research.
Todd Rethemeier: Thanks. Good afternoon. I just wanted to ask you about these new unlimited plans. That potentially exposes you to a lot of roaming charges. I think back to the days of digital one rates. In the early days, there was a lot of fraud committed, and people would sign up with a different address, have the bill sent somewhere else, and then AT&T ended up paying a lot of fraud. I’m sure Bruce and Everett remember that quite well, as a beneficiary of that. But, I’m just

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wondering what — I mean, what controls have you put in place to prevent some customer fraud like that from happening?
Bruce Knooihuizen: Well, there’s a lot of things we do from that standpoint. Certainly, from the credit checks, you know, we’re checking people’s addresses with their billing addresses, and there’s other credit type of checks before the fact. Also, after the fact, this is not something we have just started, but something we have been doing ongoing. We look at customers and look at usage patterns on a customer level, and find folks that are abusing our plans, which are typically customers that — excuse me — are unprofitable. And so, we do have a review process after the fact to continue to monitor customer usages and cost. Thank you.
Todd Rethemeier: And do you have the ability to then terminate that customer’s contract?
Bruce Knooihuizen: Yes, we do. Our contracts give us that ability.
Todd Rethemeier: Great. Thanks.
Operator: Next is Kevin Roe with Roe Equity Research.
Kevin Roe: Thanks. Good morning, gentlemen.
Steve Dussek: Good morning, Kevin.
Kevin Roe: Couple questions on migration. What is your assumption for total migration percentage at the end of ‘06 relative to your guidance? And can you talk about how migration cost, let’s say cost per migration, has trended through ‘05 and your ‘06 expectation?

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Steve Dussek: Yes. Let me — this is Steve. On the front-end question, what we’ve consistently said, Kevin, is that, by the end of this first quarter of ‘06, we should be in the 75 to 80 percent range, and we expect to be approximately 85 percent by the middle of the year. And as we come down to the end of the year, you know, we would expect that the bulk of that is behind us, whether you — it’s 90, 95 percent. But, that would be the range we’d expect to be in. And in terms of the costs, I’ll let Bruce address those.
Bruce Knooihuizen: In terms of the costs, actually the cost has been relatively consistent, and it’s still running about the cost of the phone, the subsidy on the phone, which is just a little bit under $100. That has not changed dramatically from quarter to quarter.
Kevin Roe: And do you expect that to remain sort of flattish through ‘06?
Bruce Knooihuizen: Yes.
Kevin Roe: OK, and a quick follow-up. Your unlimited plans, your statewide unlimited, it’s obviously only one month in the bag. But, can you give us a sense of usage, or maybe your expectation of usage, for that, and also the nationwide plan?
Steve Dussek: Yes. Well, the one we have the most data on, even though it’s only 30 days old, is the statewide. And in terms of — what we had anticipated, or what we had modeled, we are coming in at just — we’re kind of right on top of that, and I think the — at least the early indications, and you have to consider that these are 30 days old, Kevin, and the data — a lot of that comes in arrears of the customers going on service. But, early read is that our assumptions on the in-collect side are in line, if not slightly better, and that early adopters tend to — they’re the ones who jump, and they’re the ones who really push the envelope on usage. And what we’re seeing is that we are below, in terms of the favorably, below our expectations on the in-collect piece. So, overall — and again, it’s early, and I just want to emphasize that — but, from all indications, we are doing slightly

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better in those metrics relative to what we had modeled out. And obviously, we modeled out that these are profitable to us and, again, are driven in large part due to the flexibility that we have now as a result of the reduced in-collect non-reciprocal rate that we have with Cingular.
Kevin Roe: Great. Thanks, guys.
Steve Dussek: Thank you.
Operator: Sandy Liang with Bear Stearns has a question.
Sandy Liang: You mentioned the AWS auctions. I’m just wondering if you’re going to follow kind of a local strategy. Are you filling in where you might need capacity improvements, or are you going to follow more of a footprint-wide strategy, and is that related to 3G? And then, my other question with respect to the auctions is have you spoken to equipment vendors to see how easy it is to use these frequencies with existing handsets and equipment? And finally, can you use cash on hand at American Cellular to fund your auction purchases?
Everett Dobson: Hi, Sandy, this is Everett. I’m giving — being given the auction spectrum question. I think, first, I can tell you that our primary focus will, in fact, be over our footprint or in close proximity to the footprint. I can also tell you that it is likely that the AWS spectrum would be used for — primarily for 3G — like, 3G strategy. And basically, I think that answers the question on that. I don’t know what else — what the follow-up was, but I’ll turn it back to you guys.
Bruce Knooihuizen: Yes. The follow-up is can we use cash at Amcell? The Amcell bonds give us the ability to use that cash for assets at Amcell and, to the extent that makes sense to put some assets at Amcell, certainly that cash can be available. There are some situations it may not make sense to put them at Amcell.

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Sandy Liang: Have you looked at possibly buying spectrum outside the Amcell footprint and then leasing it to other areas of Dobson?
Bruce Knooihuizen: You mean from a structural standpoint, buy it under Amcell and lease it to DCS?
Sandy Liang: Yes. I mean, is it — would that be allowable, in your opinion?
Bruce Knooihuizen: You know, I — yes, I believe it would be allowable. Does it make sense to do it that way? Is it efficient? I — there are some situations that just awfully hard to try to structure it that way.
Sandy Liang: OK, thanks.
Steve Dussek: Thank you.
Operator: Our next question will come from Oliver Boulind with Alliance Bernstein.
Oliver Boulind: Hi. Just wanted to go back to the ‘06 guidance for a second. I just want to make sure I’m sort of understanding this right. I feel like you’re saying, look, revenues will be up three to four percent, EBITDA, if you adjust for the USF boost and then put it on an apples-to-apples basis, given FAS123, grows at a slower rate. And it seems like what you’re also saying is that’s basically going to ((inaudible)) money spent on marketing and selling. Is that a fair — in other words, you’re going to effectively sort of ramp up relative to sort of years prior what you’re dedicating to either reducing churn or growing gross adds generally. Is that sort of a fair big-picture conclusion?
Bruce Knooihuizen: I think, generally, that big picture sounds accurate, but I do want to just go back to one point you mentioned. When you put things on an apples-to-apples basis, your definition, you

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said that growth would be slower. Keep in mind that 2006’s EBITDA is reduced by — is already — our guidance is already reduced by the expensing of options. The 335 to 445 already includes 78 millions of options. ‘06 — ‘05’s EBITDA does not include that expense.
Oliver Boulind: Right.
Bruce Knooihuizen: So, if you were to take that expense out of ‘05, you’d actually see a little higher growth rate.
Oliver Boulind: Right.
Bruce Knooihuizen: Not lower growth.
Oliver Boulind: But, even adjusting for that, you’re at a — and I haven’t adjusted for the AWE         ...
Bruce Knooihuizen: That’s right.
Oliver Boulind: ... second quarter thing. But, it just — I feel like sort of, put aside all the noise, what you’re saying is, look, we need to — we want to spend more money on growth.
Bruce Knooihuizen: That’s right.
Oliver Boulind: OK. Second question related to that is, is this, when you look out sort of on a longer-term basis and you look at the actual cost structure of the company, is the sort of implication of increasing that spending something that carries forward out of 2006? In other words, is it — you look back at older margins, say, look, they look higher, all things being equal. Going forward, we need to spend more money on growth. Is that sort of a more permanent cost change in the business?

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Bruce Knooihuizen: Well, I still — while we’re spending money on growth, I still expect to see some expansion in EBITDA margins.
Steve Dussek: Churn will be the wild card.
Everett Dobson: Yes, churn. If you bring churn down, then you have that effect of growing (EBIT) at a faster clip ...
Oliver Boulind: Right, but is the margin expansion — you know, if you bring churn down, that helps reduce a lot of cost, but is the margin expansion, in that case, more driven by better cost of service per user? I mean, it just seems like, looking at the business and given where the top line has performed in terms of subscribers, look, you need to spend more money to grow the top line.
Steve Dussek: That’s right.
Oliver Boulind: But, then, it seems like as you decommission TDMA over time, or you look to do that, real margin expansion comes by that side of the cost. Is that ...
Bruce Knooihuizen: Well, I would suggest that, if we’re successful in continuing to grow subscribers, that that has a compounding effect each year, and so you’d expect to see revenue grow. But certainly, to your point, as we grow subscribers and grow minutes of use in our system, we should also be more efficient from the expense side. So, there’s probably portions from both sides of the equation. The revenue side and expense management will result in expansion in our margins.
Oliver Boulind: OK.

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Steve Dussek: And I do think, to note when Bruce was speaking, he referenced our EBITDA guidance of 335 to 435, and I just want to make sure that everybody understands, it’s 435 to 445, and the notes will reflect that.
Bruce Knooihuizen: Well, thank you ((inaudible)) again.
Oliver Boulind: Thank you.
Bruce Knooihuizen: You’re welcome.
Operator: Tim Ling with Basso Capital is next.
Tim Ling: Hi, yes. I’d just like to clarify what your churn projections will be for 2006, because it looks like, you know, with lower net adds but higher gross additions, just mathematically on a consolidated basis, your churn levels should be just shy of the three percent.
Steve Dussek: Yes. But, you know, we’re looking at a — they really — as we look at overall churn, we’ll see that come down slightly, as you’re indicating. But, I also would say to you, in terms of our postpaid churn, as I noted earlier, we’re moving from 2.8 percent in the third quarter of ‘05 where our all-in churn was in the 3-3 range, and now down to 2-6 in the fourth quarter. And as I said earlier, we are encouraged by the early trends that we’re seeing through early, mid-February, and that our progress on the postpaid churn, we’re very, like I said, focused, and we expect that to continue to improve. And as a result, that will help the overall all-in churn as you come out of the tail end of this year. So — but we look at that on a year-over-year basis, and we had some pretty high levels of churn mid-year this year that drives that overall churn up. So, I look at really, most importantly, where we are with our postpaid churn and how that’s improving. And we’re encouraged by the improvements we’ve made and the early trends we’re seeing in the first quarter.

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Tim Ling: So, are you seeing higher churn in the first half of this year, particularly with the non — you know, say, like prepaid subscribers or the reseller ((inaudible)), or particularly the TDMA subscribers higher than what you had previously anticipated, or is this in line with your general expectations?
Bruce Knooihuizen: Yes, we’re in line with our general expectations in early — you know, again, it’s early in the quarter. But again, as I said, we’re seeing — and encouraged by the trends we’re seeing in the postpaid churn. So, nothing out of the ordinary on — in terms of the other churn. So ...
Steve Dussek: But we do expect churn to be higher in the early part of this year as compared to the latter part of this year. We expect to see improvement throughout the year in churn.
Tim Ling: OK, thank you.
Operator: Michael Nelson with Stanford Group has our next question.
Michael Nelson: Yes, thank you. A couple questions regarding your marketing and distribution strategy. You recently made a couple of changes with the unlimited plan, and then also with the RadioShack agreement. And was really wondering, sort of in terms of the unlimited plan, what the strategy is there. Was there something that you saw in the marketplace that there’s a — you know, a need for that plan? Is it something that you expect a high take rate, or really something just to drive foot traffic through the door? And then, also on the RadioShack agreement, how significant do you really think that agreement is, and how much did that factor into the guidance of the increase in gross adds, and what kind of, I guess, percent of maybe gross adds would you expect from, you know, both the RadioShack channel and then even from the unlimited plans? Thanks.

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Steve Dussek: Yes, Mike, this is Steve. In terms of — you know, why did we go down this path of statewide unlimited, and I’ll tell you that we did this — clearly, we saw a position, an opportunity in the marketplace, to differentiate ourselves, and we believe, clearly, that this provides that differentiation and gives us a strong position vis-à-vis the competitors in our markets. So, clearly, this was an opportunity, and I think we believe a good one, to differentiate ourselves against our competitors.
The fact that we had our reduced in-collect rate that we received through the new Cingular agreement gave us the flexibility to offer these types of plans profitably and with minimizing the — any of the in-collect risks that typically get associated with these type of programs. And also, we saw a need and an opportunity to simplify our pricing and our offerings in the eyes of the customers, and it gives us what we believe is a strong, compelling offer designed to drive traffic. It really — we look at this as a real opportunity to generate incremental traffic into our locations, and we’ve done a lot of research with our customers. We know them pretty well. They want simplicity. They want value from their rate plans, and we believe these plans position us well to do that.
Now, in terms of take rate, it’s early. We had — they’ve been well received. But, in terms of the — an overall significance to our plans in ‘06, they’re very significant in terms of helping us drive the traffic to generate the incremental adds. But, in terms of the — is this the leading rate plan that we will see, it’s — again, it’s early to tell. But certainly, we’ll see — I think we’ll see a strong demand for them, but they — it was really done to help differentiate ourselves in the market in a position that we believe others are either not likely to follow or not follow in quite the same vein. So, that was clearly the strategy behind it. You know, same on the nationwide plan. We don’t anticipate that that’s going to be a large take rate on that. That’s another way for us to differentiate ourselves, and so both were really designed for that in mind and helping us increase the traffic into our stores.

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In terms of the RadioShack agreement, we’ve announced in its — that we’ve got 54 stores under agreement, and we’re early in that. We’ve just gotten in there, done the training, got people up to speed in understanding our products, and we’re seeing some improvements from our January performance to our February. It’s a little early to tell where they’ll fall into the overall percentage of our mix, but we expect that to continue to grow and be a contributing factor in our ability to gain the incremental 10 to 12 percent on the gross add side.
Michael Nelson: Great. Thanks a lot.
Steve Dussek: You’re welcome.
Operator: Michael Plancey with Credit Suisse is next.
Michael Plancey: Hi. Could you guys comment on your thoughts on the USF funding in light of the expiration in mid-year?
Steve Dussek: USF, I think our USF model right now is 53 million, and we feel really good about that for ‘06. We’ll see how it turns out in — beyond ‘06. I think a general view from the wireless community, anyway, is that we’ve got a two-year — several years, actually, of continued payments at this level. We recognize that the USF rules are going to be rewritten. We think wireless is going to be an important component of that, and we’ll see — we’ll eventually see how it turns out. But certainly, ‘06 we believe to be very — we’re highly confident with the ‘06 level, certainly.
Michael Plancey: Thank you.
Operator: And next, we’ll hear from Tom Lee with J.P. Morgan.

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Tom Lee: Hey, guys. Just — there were a couple follow-ups I had. Number one, if the migration for TDMA is largely completed in 2006, is that going to have any implications for decommissioning TDMA T-1s and, you know, cell sites, et cetera, in 2007? And if that’s really going to begin, you know, I guess how much do you have to leave in place for TDMA roaming capabilities? And then, just to follow up on the — some of the churn questions that folks had, I just want to understand. I guess is long-term churn going to just match the postpaid churn that you’re seeing in GSM? In other words, you know, in the past you guys had churn in the 1-4, 1-5 percent monthly range. Obviously, your average churn’s been running well over three percent now. Long-term, can we see a low two percent churn rate for the overall business, including the prepaid? Thanks.
Bruce Knooihuizen: Tom, this is Bruce. In terms of the question regarding the TDMA network, to your point, from a customer standpoint, we expect to have most of the transition done by this year. We’re still getting quite a few minutes on a roaming standpoint, and so, obviously, those two together will determine how quickly we turn TDMA down. But, I’d like to suggest that, as we see TDMA traffic declining, we’re already doing some of the things that you mentioning, turning down T-1, rerouting traffic, and other kinds of things to save costs as TDMA usage goes down. So, I would not expect, even in ‘07, to see a big reduction in costs because of the TDMA network. Those are small steps that we take every month when we look at the network.
Secondly, to some extent, we’ll have to keep up the TDMA network. That’s our avenue to provide analog service, and we’re required by the FCC to continue providing analog service into — or through 2008, so that’s our instrument. But, each month, beginning as early as last year, we monitored traffic and we turned down circuits. We decommission switches as the traffic allows us to do that, and so that’s part of our ongoing efforts to improve our efficiencies in the network.
Steve Dussek: And Tom, this is Steve. On your churn question, you know, I would say, first of all, the reference to 1.4 or 1.5 percent churn in the — back in the day, you know, I think the world’s a far

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different place than it was at that point in terms of the competitive view and the — and also the products that are being offered. But, having said that, you know, we are very focused, as you know, in driving our postpaid churn down throughout this year, and we are going to continue to work that going forward. But, to sit and hazard an estimate of where overall churn goes to in ‘07 and beyond, I’d be hard-pressed to do that.
But, I will tell you that we feel confident in our abilities to continue the progress we’ve made, and are making, and that we’re going to work very hard to continue to drive those — well, all the overall churn down, but also to really focus on getting that prepaid down into those levels that we’ve talked about. So, it’s very hard for me to crystal-ball it and say, you know, we’ll see 1-4 or 1-3 or 1-5 again. But, we’re — again, we’re very, very pleased with our progress. We’ve got what we believe is the foundation in place in a lot of the work we did in ‘05, and continuing in ‘06 to positively impact our churn performance.
Tom Lee: Got you. Thanks, guys.
Steve Dussek: You’re welcome.
Operator: Andrew Morey with Tartan Partners has our next question.
Andrew Morey: Yes, hi. Can you hear me?
Steve Dussek: Yes.
Bruce Knooihuizen: Yes.
Andrew Morey: Oh, great. Did you mention — I might have missed it — RPU on the GSM side for postpaid? And secondly, when you talked about migration costs, I think you mentioned you

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thought they would be flat kind of year-over-year. Was that on that $100 per subscriber that migrates, or is that just kind of an overall millions of dollars of migration cost in each quarter?
Bruce Knooihuizen: No, that was on a per-migration basis, $100. The overall migration costs will come down this year from last year for the total volume ...
Andrew Morey: OK. And ...
Bruce Knooihuizen: On RPU, RPU we just gave guidance towards total RPU. We didn’t really isolate GSM RPU.
Andrew Morey: Is that still fair to say that that’s trended higher than the TDMA side?
Bruce Knooihuizen: Absolutely, yes.
Andrew Morey: OK. And for the total migration costs, ballpark, am I coming up with five or six million in a quarter? Is that roughly correct?
Bruce Knooihuizen: Yes, I’m not sure that’s evenly split throughout the year, but that’s probably in the ballpark.
Andrew Morey: OK, great. Thanks a lot.
Steve Dussek: You’re welcome.
Operator: Next we’ll hear from Romeo Reyes with Jefferies & Company.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Romeo Reyes: Hi, just a couple quick questions here. Have you given out a number on what e-911 capex is going to be for this year and what it was for last year? And then, second question is just on the roaming minutes for both DCS and ACS. Have you — give that out for — the breakout for this year and last year? Thanks.
Bruce Knooihuizen: Yes. As far as e-911, we didn’t give out the number yet, but it is roughly 20 to 25 million in both ‘05 and ‘06.
Romeo Reyes: Are you going to be done after ‘06?
Bruce Knooihuizen: With — yes, the — yes, because most of that e-911 now is incorporated in the equipment you buy. But yes, the isolated dollars are going to be basically done in ‘06.
Steve Dussek: Can you repeat your second part, Romeo, the question — the roaming question?
Romeo Reyes: Yes, it’s a question on DCS and ACS, the (adjusted) cellular roaming minutes for this quarter and also for last year, if you have them, on a same-store basis.
Bruce Knooihuizen: You have the minutes handy there? ((inaudible)) You want to call us on that so we can ...
Romeo Reyes: Yes, that’s fine. I can get you guys offline.
Bruce Knooihuizen: ... Yes, because we gave — I think we gave out in our preliminary release the total company.
Romeo Reyes: Correct, correct. OK, and maybe a question for Bruce and/or Everett. As you look at AWS and the auctions, I mean, there seem to be some other slots on spectrum out there that

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

other guys are looking at. I mean, there’s the ATC spectrum, there’s the DRS spectrum, and there’s the WS spectrum and, I guess down the road, ultimately the 700-megahertz spectrum. Do you get a sense that there are alternative slots of spectrum out there for you guys that might be cheaper than AWS? And how much are you prepared to spend in the AWS auctions? That would be the second question related to the spectrum.
Everett Dobson: Well, we haven’t established our budget for the AWS auctions. We’re still in the rule-writing phase, if you will. We are encouraged that the auction has a date, and a start date, anyway. We’ll see if they can continue to hold to that date. You make a good point on the availability of spectrum. You are exactly right. There’s a fair amount of spectrum that will be coming up and available over the next few years. We’ve acquired — we acquired a lot of 1900 spectrum last year. In fact, our spectrum position is fairly — comparatively speaking, fairly good. We have over 50 percent of our (pops) have at least 35 megahertz of spectrum, including the 1900 we bought last year. So, we’re feeling pretty good about it.
You know, in order for us to participate in 3G in the outer years, spectrum would be required. So, without giving away our — certainly our auction or spectrum strategy, I can tell you — the last thing I can tell you is that we pay very close attention, as you would expect, to what T-Mobile and Cingular do. We think it’s important for us to be closely aligned in the spectrum front with those two carriers. In addition to they being — comprising the vast majority of our roaming dollars, roaming business, they also have the ability to drive the device handset manufacturers with a particular — using a particular spectrum. So, that drives our thinking quite a bit.
Romeo Reyes: Thank you.
Steve Dussek: Operator, we’ll take one more question, if you’d like.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Operator: OK, thank you very much, and that final question will be a follow-up from Rick Prentiss with Raymond James.
Rick Prentiss: Yes, hey, guys. I know it’s been a long call, but just a couple of quick follow-ups. Cingular’s been making a lot of news lately, or putting out press releases, and obviously they are a large roaming partner of yours. Talking about data, Yahoo, also an article today about push-to-talk. Do you guys need to put in any 3G network to kind of capture some of that business that Cingular might be trying to sell to their customers who travel around the country? And on push-to-talk, Cingular’s been using the handset solution, and starting to actually promote it pretty heavily. Have you looked at all, as far as trying to figure out push-to-talk product in your network or on your handset solution, and will you get any roaming benefits even if you don’t do it?
Steve Dussek: OK. In terms of the Cingular news and the — you know the roaming, are we — do we need to be positioned to capture that? I mean, certainly we’ve — as Everett said, we stay close to Cingular and to T-Mobile and what they’re doing. And as we mentioned, our 3G strategy will — we will be conducting trials in mid-year, in a mid-year time frame, on the UMTS HSDPA platform. So, do we ((inaudible))? I think it’s certainly smart for us to look at it on a selected basis. It doesn’t mean that we have to, or necessarily would, do this across the entire universe of our markets. But, I think it’s certainly part of our equation when we look at the overall business case for our 3G strategy.
So — and then, in terms of push-to-talk, we’ve looked at the — some of the solutions that are out there, and then just have determined, at this point in time, that it’s not critical to our product suite, and it doesn’t mean it won’t change over time. But, at this juncture, we don’t have a plan in place that would be implementing a push-to-talk product.
Rick Prentiss: OK. Thanks, Steve. Good luck.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-23-06/9:00 a.m. CT
Confirmation # 8098184

Steve Dussek: Thanks.
OK. Well, listen, we know it’s been long. We appreciate all of your interest, your questions, your support, and we look forward to reporting our progress to you throughout the balance of this year. So, thank you very much.
Operator: And that does conclude our conference call. Thank you for joining us today.
END